SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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ORIENTAL FINANCIAL GROUP INC.

(Name of Registrant as Specified in its Charter)
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ORIENTAL FINANCIAL GROUP INC.
Oriental Center
Professional Offices Park
997 San Roberto Street
San Juan, Puerto Rico 00926
April 1, 2010
Dear Shareholders:
     At this year’s annual meeting of shareholders, which will be held on April 30, 2010, at our headquarters in San Juan, Puerto Rico, you will be asked to approve a proposal to increase the number of authorized shares of common stock from 40 million to 100 million shares and the number of authorized shares of preferred stock from 5 million to 10 million shares. I believe this proposal is very important for both our company and its shareholders, and I want to give you some additional background as to why.
We may face a shortage of available shares of capital stock for future strategic transactions.
     As previously disclosed, on March 19, 2010, we raised approximately $100 million through an underwritten public offering by issuing 8,740,000 shares of common stock, including 1,140,000 shares pursuant to the exercise of the underwriters’ over-allotment option. Currently, approximately 88% of our authorized common stock is either issued or reserved for issuance and approximately 54% of our authorized preferred stock is issued. As a result, the number of shares of capital stock that we have available for future strategic transactions is limited and could adversely affect our ability to participate in FDIC-assisted and other acquisitions.
     Your Board of Directors has proposed an increase in the number of authorized but unissued shares of capital stock to address this matter and recommends a vote “FOR” this proposal (proposal 4 on your proxy card).
We may have to raise additional capital to take advantage of possible acquisition opportunities.
     We continue to explore opportunities for growth and expansion both organically and by acquisition, including FDIC-assisted acquisitions of one or more failed depository institutions that are placed in receivership by the FDIC. As the agency responsible for resolving failed depository institutions, the FDIC typically provides assistance to an acquirer to mitigate certain risks, such as sharing exposure to loan losses and providing indemnification against certain liabilities of the failed institution. An FDIC-assisted acquisition generally occurs swiftly after the submission of bids by potential acquirers, often closing a few days later. As such, we would not have enough time to seek your approval to increase the authorized capital necessary for us to pursue an FDIC-assisted acquisition. Therefore, it is important for us to have sufficient authorized capital so that we are able to participate in any such transaction.

     If the proposed amendment to our certificate of incorporation is approved by our shareholders, the additional authorized shares of capital stock could be issued in connection with our participation in one or more FDIC-assisted acquisitions. Although we do not have at this moment any specific commitment or agreement to acquire any institution, we believe that it is highly desirable that you approve this proposal so that we are better prepared to take advantage of any acquisition opportunities that may arise in the near future without delay.
We will not use the additional shares as an anti-takeover measure.
     We will not use the additional shares of capital stock for any anti-takeover related purpose, but instead intend to use them to pursue opportunities for growth and expansion both organically and by acquisition, including FDIC-assisted acquisitions of failed banks that are placed in receivership.
* * * * *
     We are in a unique position to pursue growth opportunities but need your support for the proposed increase in the number of shares of our authorized common stock and preferred stock. Please vote the proxy card enclosed with this letter “FOR” this proposal.
     If you have any questions or need assistance in voting your shares, please contact Georgeson Inc., who is assisting us with the solicitation of proxies from our shareholders, at 866-695-6074.
Respectfully,

José Rafael Fernández
President, Chief Executive Officer and
Vice Chairman of the Board
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This letter contains certain forward-looking information about Oriental Financial Group Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond Oriental’s control. Oriental cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Oriental’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. Oriental assumes no obligation to update such forward-looking statements, except as required by law. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in Oriental’s annual report on Form 10-K, quarterly reports on Form 10-Q and any other reports filed by it with the SEC. The documents filed by Oriental with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Oriental by directing a request to: Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 286 Madison Avenue, Suite 907, New York, NY 10017; telephone: (212) 532-3232 or (800) 421-1003; fax: (212) 679-7999; e-mail: ofg@anreder.com.